Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 33-60576, 33-89134, 333-91437, 333-39429, 333-04496, 333-69304, 333-126563, 333-137115, 333-147248) on Form S-8 and in the registration statements (Nos. 333-106048, 333-44453, 333-48964, 333-56512, 333-134584, 333-137606, 333-138655, 333-145935) on Form S-3 of Synvista Therapeutics, Inc. of our report, dated March 26, 2008, with respect to the consolidated financial statements of Synvista Therapeutics, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 26, 2008